Exhibit 18.1

Preferability Letter

The Board of Directors

Trulieve Cannabis Corp.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and issued our report thereon dated March 30, 2022. Note 2 to the financial statements describes a change in accounting principle for measuring deferred tax assets and liabilities in acquisitions. Under the new principle, tax basis is determined by applying the relevant tax laws, whereas previously, tax basis was determined by the future deductibility of the recovery or settlement. The Company states that the accounting change is preferable in the circumstances because it aligns with the policies used by businesses acquired and enhances comparability with others in the industry. There are no authoritative criteria for determining a preferable method based on the particular circumstances; however, based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

/s/ Marcum llp

Marcum llp

March 30, 2022